Exhibit 1.01

Conflict Minerals Report
of NVIDIA Corporation
for the Calendar Year Ended December 31, 2020

This Conflict Minerals Report of NVIDIA Corporation, a Delaware corporation, is being filed for the calendar year ended December 31, 2020 in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Because conflict minerals were necessary to the functionality or production of products contracted by us to be manufactured between January 1, 2020 and December 31, 2020, or the Reporting Period, we were required to conduct in good faith a reasonable country of origin inquiry, or RCOI, regarding those conflict minerals that is reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country, which we refer to collectively as the Covered Countries, or are from recycled or scrap sources. “Conflict minerals” are defined in Item 1.01(d)(3) of the Specialized Disclosure Report on Form SD, or the Form SD, as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, or collectively, 3TG.

Based on the RCOI, if we have reason to believe our necessary conflict minerals may have originated in the Covered Countries and have reason to believe that they may not be from recycled or scrap sources, we must exercise due diligence on the source and chain of custody of our conflict minerals, and file a Conflict Minerals Report to describe our due diligence efforts on the source and chain of custody of such 3TG.

OUR COMPANY

NVIDIA pioneered accelerated computing to help solve the most challenging computational problems. Since our original focus on PC graphics, we have expanded to several other large and important computationally intensive fields. Fueled by the sustained demand for exceptional 3D graphics and the scale of the gaming market, NVIDIA has leveraged its GPU architecture to create platforms for scientific computing, artificial intelligence, or AI, data science, autonomous vehicles, robotics, and augmented and virtual reality.

The GPU was initially used to simulate human imagination, enabling the virtual worlds of video games and films. Today, it also simulates human intelligence, enabling a deeper understanding of the physical world. Its parallel processing capabilities, supported by up to thousands of computing cores, are essential to running deep learning algorithms. This form of AI, in which software writes itself by learning from data, can serve as the brain of computers, robots and self-driving cars that can perceive and understand the world. GPU-powered deep learning is being adopted by thousands of enterprises to deliver services and products that would have been impossible with traditional coding.

NVIDIA has a platform strategy, bringing together hardware, software, algorithms, libraries, systems, and services to create unique value for the markets we serve. While the requirements of these end markets are diverse, we address them with a unified underlying architecture leveraging our GPUs and software stacks. The programmable nature of our architecture allows us to support several multi-billion-dollar end markets with the same underlying technology by using a variety of software stacks developed either internally or by third party developers and partners. The large and growing number of developers across our platforms strengthens our ecosystem and increases the value of our platform to our customers.

We do not directly manufacture semiconductors used for our products. Instead, we utilize a fabless manufacturing strategy, whereby we employ world-class suppliers for all phases of the manufacturing process, including wafer fabrication, assembly, testing, and packaging. This strategy uses the expertise of industry-leading suppliers that are certified by the International Organization for Standardization in such areas as fabrication, assembly, quality control and assurance, reliability, and testing. Additionally, we can avoid many of the significant costs and risks associated with owning and operating manufacturing operations. While we may directly procure certain raw materials used in the production of our products, such as substrates and a variety of components, our suppliers are responsible for procurement of most of the raw materials used in the production of our products. As a result, we can focus our resources on product design, additional quality assurance, marketing, and customer support.

FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “intend” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q in greater detail under the heading “Risk Factors.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this filing. You should read this Conflict Minerals Report completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All references to “NVIDIA,” “we,” “us,” “our” or the “Company” mean NVIDIA Corporation and its subsidiaries, except where it is made clear that the term means only the parent company.

OUR COMMITMENT TO RESPONSIBLE SOURCING

We support, contribute to, and rely on industry-wide efforts to validate the source of minerals used in our products, ensuring that they come from socially responsible sources and do not contribute to human conflict. We’re a member of the Responsible Minerals Initiative, or RMI, and the Public-Private Alliance for Responsible Minerals Trade. Additionally, we participate in various RMI work groups and align our program with the organization’s tracking of additional minerals and materials and with geographic areas of high concern. We support these on-the-ground programs aimed at improving transparency for responsible sourcing and reducing human rights risks.

Our goal is to use only conflict-free 3TG from the Covered Countries in our products. Our due diligence program regarding conflict materials is designed to conform in all material respects with the framework recommended by the Organisation for Economic Co-operation and Development, or OECD.

DUE DILIGENCE PROGRAM DESIGN

Our conflict minerals due diligence program is designed to conform in all material respects with the framework recommended by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, or the OECD Guidance, as it relates to our supply chain position as a “downstream” purchaser. Summarized below are the components of our program as they relate to the five-step framework set forth in the OECD Guidance:

Step 1: Establish strong company management systems

•Adopted and publicly communicated a company-wide Corporate Social Responsibility Directive, most recently updated in 2020, in which we declared that we uphold the Code of Conduct of the Responsible Business Alliance, or RBA, which includes the standard regarding responsible sourcing of conflict minerals, which can be found on our website at https://www.nvidia.com/content/dam/en-zz/Solutions/about-us/documents/nvidia-corporate-responsibility-directive.pdf
•As a member of the RBA, required that our suppliers and contract manufacturers acknowledge and implement the RBA’s Code of Conduct, which includes an obligation to conduct due diligence on the source and chain of custody of conflict minerals
•Adopted and publicly communicated a conflict minerals policy endorsed by our Executive Vice President, Operations, which is posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-conflict-minerals-policy.pdf

•Assembled an internal conflict minerals team, with representation by NVIDIA’s Operations, Legal, Sales, Procurement, Internal Audit and Corporate Responsibility departments
•Established a system of control and transparency over our conflict minerals supply chain by engaging first-tier and second-tier suppliers and requesting relevant information through the use of a third-party supplier management vendor which utilized due diligence tools created by the RMI, including the conflict minerals reporting template, or the CMRT, of the RMI
•Provided at least quarterly updates on our conflict minerals due diligence progress and status to our Executive Vice President, Operations
•Maintained an independent corporate hotline to allow any employee to confidentially and anonymously lodge a complaint about any matter of concern, including those related to conflict minerals (unless prohibited by local privacy laws for employees located in the European Union)

Step 2: Identify and assess risk in the supply chain

•Identified relevant suppliers that supplied products containing 3TG by reference to bills of materials
•Requested such suppliers to provide information regarding smelters or refiners in our supply chain by using the CMRT
•Reviewed supplier responses for completeness and accuracy
•Compared information in supplier responses with the list of 3TG processing facilities that received a “compliant” designation, produced by the Responsible Minerals Assurance Process, or RMAP, of the RMI, as well as with the smelters that were audited by the London Bullion Market Association, or LBMA, and Responsible Jewelry Council, or RJC. In 2019, the RMI developed an overarching RMI Recognition Process that covers requirements for program cross-recognition of industry initiatives’ comparable assessment programs, as well as other types of recognition including Upstream Assurance Mechanisms and Voluntary Standard Systems recognition
•Contacted non-responsive suppliers, requesting their responses
•Provided suppliers with feedback on responses containing errors, inconsistencies, or incomplete information
•Required potential new suppliers to complete a CMRT for diligence review and risk ranking

Step 3: Design and implement a strategy to respond to identified risks

•Reported progress on at least a quarterly basis to our Executive Vice President, Operations
•Identified main risks in our supply chain
•Contacted certain smelter and refinery facilities that have not received a “compliant” designation from an independent third-party audit program to encourage their participation
•Implemented a risk mitigation response plan to monitor and track unresponsive suppliers and/or incomplete or inaccurate supply chain information
•Reviewed and compared the list of smelters in our supplier base against Office of Foreign Assets Control-sanctioned countries and Specially Designated Nationals
•Requested that certain suppliers remove specific smelters or refiners from their supply chain that we deemed to be high-risk
•Informed non-responsive suppliers that we will assess, and potentially withhold, future business with them if they do not acquire materials from conflict-free sources within the Covered Countries and do not provide their supply chain conflict minerals information to us using the CMRT
•Removed companies from our supplier base due, in part, to their failure to comply with our conflict minerals policy
•Conducted meetings with certain customers and responded to their specific concerns and requests

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

•Relied on the RMAP, the LBMA, and the RJC to coordinate third-party audits of smelters and refiners to validate the sourcing practices of such facilities in our supply chain
•Provided indirect financial support for such third-party audits through our continued membership in the RBA and RMI
•Participated in RBA work groups, including smelter engagement and outreach

Step 5: Report on supply chain due diligence

•Adopted and publicly communicated a conflict minerals company policy endorsed by our Executive Vice President, Operations, which is posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-conflict-minerals-policy.pdf
•Published conflict minerals information in our annual corporate social responsibility report, which is posted on our website at https://www.nvidia.com/en-us/csr/
•Filed our Form SD for the reporting period from January 1, 2020 to December 31, 2020, including this Conflict Minerals Report, with the Securities Exchange Commission and made it available on the Investor Relations page of our website at http://investor.nvidia.com/sec.cfm
•Reported supply chain smelter information in this Conflict Minerals Report

The contents of any website referenced in this Conflict Minerals Report are not a part of this Conflict Minerals Report.

REASONABLE COUNTRY OF ORIGIN INQUIRY (RCOI)

NVIDIA’s supply chain is complex and there are multiple tiers between NVIDIA and the actual mining of the 3TG. Because we utilize a fabless manufacturing strategy, we must rely on our suppliers and component manufacturers, including sub-tier suppliers, to provide us with information on the origin of the 3TG contained in our products and product components.

To conduct our RCOI, we identified our suppliers and component manufacturers of products manufactured during the Reporting Period, and requested that they each provide NVIDIA with a list of the smelters and refiners associated with the 3TG in their products and components via the CMRT. Our goal was to determine whether any 3TG in our products or components originated in the Covered Countries. Ninety-nine percent of our suppliers and component manufacturers responded with the requested information, and we compared their responses with the RCOI data provided by the RMAP.

Our RCOI revealed that, of the 277 worldwide processing facilities in our supply chain which sourced 3TG for our products contracted to be manufactured during the Reporting Period, 46 smelters and refiners were identified by the RMI as sourcing from the Covered Countries and were not solely from recycled or scrap sources. Therefore, we believe that a portion of the 3TG contained in our products or components originated in the Covered Countries, and we are filing this Conflict Minerals Report accordingly.

DESCRIPTION OF DUE DILIGENCE MEASURES PERFORMED

Below is a description of the measures we performed for this Reporting Period to exercise due diligence on the source and chain of custody of our necessary conflict minerals.

We requested supply chain information from one hundred percent of our direct suppliers that may use necessary 3TG in our products and components to determine whether any of these minerals originated in the Covered Countries or were from recycled or scrap sources. We used third-party supplier management software to track these communications with direct suppliers, automate the identification of quality issues, aggregate CMRT responses for analysis and reporting, and perform additional follow up with those suppliers whose CMRTs contained incomplete or potentially inaccurate information. After reviewing the names provided by our suppliers and component manufacturers against the RMI lists of verified smelters and refiners, we consulted with our RMI colleagues to distinguish those that were actual smelters and refiners from other participants in the upstream supply chain, such as brokers and traders. We provided our list of smelters and refiners for inclusion in the RMAP, which utilized an independent third party to conduct audits, according to the standards of the OECD Guidance, of willing smelters and refiners to determine the source and origin of their ore, as well as whether they were conflict-free.
COUNTRY AND MINE OR LOCATION OF ORIGIN OF NECESSARY CONFLICT MINERALS

Based on the due diligence described above, we determined that the supply chain for our products contracted to be manufactured during the Reporting Period sourced conflict minerals from up to 277 processing facilities worldwide, of which, as of May 3, 2021:

•237 have been validated by the RMAP as “compliant,” including all 46 smelters and refiners which were identified by the RMI as sourcing from the Covered Countries;

•10 were “active” as defined by the RMAP and in the process of being audited by an independent third party; and

•30 were classified by the RMAP as not in operation or having temporarily ceased operations, or had been reclassified as a non-smelter

A list of smelters and refiners that we believe are contained in our supply chain and are either compliant or active as determined by the RMAP is attached hereto as Exhibit A.

We requested mine or location of origin information, if known, from each of our direct suppliers, most of which do not source directly from processing facilities, for the purposes of determining the source and chain of custody of the necessary 3TG in our supply chain. Based on country of origin information provided by the RMI for RMAP-compliant processing facilities, the necessary 3TG in our products which may have originated from the Covered Countries came from one or more of the countries listed in the attached Exhibit B, and the necessary 3TG in our products which may have originated from outside the Covered Countries came from one or more of the countries listed in the attached Exhibit C.

However, we are unable to determine, as of the date of the filing of the Form SD to which this Conflict Minerals Report is an exhibit, the origin of all necessary 3TG that were contained in the products we contracted to manufacture during the Reporting Period.

STEPS TAKEN OR TO BE TAKEN TO MITIGATE RISK AND IMPROVE DUE DILIGENCE

NVIDIA has been a member of the RBA, a coalition of leading electronics companies working together to improve social, ethical, and environmental responsibility in the global supply chain, since 2007. We have also been an active participant in the RMI, a multi-sector partnership focused on addressing conflict minerals issues and challenges, including representation in its Sensing and Prioritization Work Group, to focus on emerging risks and additional minerals beyond armed conflict and 3TG and outside of the Covered Countries geography, and its Due Diligence Practices Team, to assess ongoing risks with 3TG and future risks concerning other minerals and global regions. Additionally, to support initiatives targeted at improving the traceability of conflict minerals in the Great Lakes Region of Central Africa, which includes the Democratic Republic of the Congo, we joined the Public-Private Alliance for Responsible Minerals Trade in 2013 and renewed our membership for an additional five years in 2017.

We are also part of the Smelter Engagement Team sub-work group of the RMI, which performs outreach to smelters, encouraging recognized smelters and refiners to participate in the RMAP. By leveraging our membership and participation in RBA work groups, we have encouraged approximately 30 smelters or refiners that were neither compliant nor active, according to the RMAP, to be audited by an independent third party. Apart from our participation with the Smelter Engagement Team, since 2013 we have also contacted approximately 90 smelters and refiners directly to encourage them to be audited through RMAP, including one smelter that is undergoing review by the RMAP as no longer compliant.

We have adopted a goal to use only conflict-free 3TG in our products. Accordingly, we have implemented a formal conflict minerals policy by which we communicate our expectation to our suppliers that they acquire materials from conflict-free sources within the Covered Countries and to provide their supply chain conflict minerals information to us using the CMRT. We have also informed them that we will assess, and potentially withhold, future business with suppliers who do not comply with our policy. We continuously review our approved vendor list based on suppliers ranked as a high risk for conflict minerals concerns, and request that our suppliers remove from our supply chain those smelters which continued to be non-compliant to the RMAP protocol, “not in operation” or “not recognized by the RMI.” Non-compliant companies are removed from our supplier base accordingly.

In 2020, we undertook several additional activities to mitigate the risk that our necessary 3TG may benefit armed groups and to improve our due diligence measures. We engaged with the RMI to encourage one of our non-responsive suppliers to provide its conflict minerals information to its customers using the CMRT. Additionally, we increased our involvement in the RMI’s Smelter Engagement Team, including participation in the Global Research Team sub-work group, which is responsible for researching important foundational work as well as investigating alleged smelters and refiners to determine their eligibility for RMAP. We also expanded on our initial investigation of Cobalt by leveraging our third-party supplier management software to survey all suppliers for Cobalt use and smelter and refiner data. Finally, we voted in favor of the 2020 update to the RBA Code of Conduct which broadened the scope of the due diligence obligation to cover 3TG in all conflict-affected areas and to better align with the OECD Guidance and equivalent and recognized due diligence frameworks.

In 2021, we plan to enhance our conflict minerals due diligence program by continuing to monitor additional legal requirements, including additional potential conflict minerals reporting in the European Union and elsewhere, to determine any future obligations regarding conflict materials and high-risk regions of the world.
INHERENT LIMITATIONS ON DUE DILIGENCE MEASURES
Because of our fabless manufacturing strategy and our contract manufacturing process for our branded devices, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters, refiners, and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

PRODUCT DESCRIPTION

© 2021 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, BlueField, DGX, GeForce, G-SYNC, GTX, Jetson, NVIDIA 3D Vision, NVIDIA AGX, NVIDIA DRIVE, NVIDIA HGX, NVIDIA RTX, Quadro, SHIELD, SLI, Tegra, and Tesla are trademarks and/or registered trademarks of NVIDIA Corporation in the United States and other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

During the Reporting Period, we identified the following products that may contain necessary conflict minerals that we manufactured or contracted to manufacture:
•Graphic Processing Units, including:
◦GeForce;
◦Quadro;
◦TITAN;
◦Tesla;
◦GTX series; and
◦RTX series
•DGX and HGX server products
•Tegra processors and modules
•NVIDIA SHIELD gaming portables, controllers, and Android TV boxes
•NVIDIA 3D Vision glasses
•Jetson developer kit and modules
•NVIDIA DRIVE PX and DRIVE AGX
•NVIDIA G-SYNC
•SLI bridges
•InfiniBand and ethernet systems, switch systems, and gateway systems
•InfiniBand and ethernet adapters
•BlueField DPU
•Cables – InfiniBand and ethernet optical transceivers, DAC and splitter cables, and active optical cables

The description of our due diligence process above to determine the location of origin of the conflict minerals in NVIDIA’s products is hereby incorporated by reference into this section of our Conflict Minerals Report.

EXHIBIT A

Compliant or Active Smelters and Refiners Reported in NVIDIA’s Supply Chain as of May 3, 2021

Metal	Name of Smelter or Refiner	Smelter or Refiner Location
Gold	8853 S.p.A.	Italy
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	AU Traders and Refiners	South Africa
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea (Republic of)
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Geib Refining Corporation	United States of America
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China

Gold	JSC Novosibirsk Refinery	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	KGHM Polska Miedź Spółka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea (Republic of)
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L’Orfebre S.A.	Andorra
Gold	LS-NIKKO Copper Inc.	Korea (Republic of)
Gold	LT Metal Ltd.	Korea (Republic of)
Gold	Marsam Metals	Brazil
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Remondis PMR B.V.	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAAMP	France
Gold	Safimet S.p.A.	Italy
Gold	SAFINA A.S.	Czechia
Gold	Samduck Precious Metals	Korea (Republic of)
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Gold Smelting Co., Ltd.	China

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan, Province of China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea (Republic of)
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom	Korea (Republic of)
Gold	TSK Pretech	Korea (Republic of)
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	AMG Brasil	Brazil
Tantalum	Asaka Riken Co., Ltd.	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Meta Materials	North Macedonia
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	China

Tantalum	QuantumClean	United States of America
Tantalum	Resind Indústria e Comércio Ltda.	Brazil
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Ximei Resources (Guangdong) Limited	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CV Ayi Jaya	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Fenix Metals	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States of America
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	PT Aries Kencana Sejahtera	Indonesia

Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Serumpun	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Lautan Harmonis Sejahtera	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Soft Metais Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam
Tin	Thaisarco	Thailand
Tin	Tin Technology & Refining	United States of America
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	Kennametal Fallon	United States of America
Tungsten	Kennametal Huntsville	United States of America
Tungsten	KGETS Co., Ltd.	Korea, Republic of
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province of China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Moliren Ltd	Russian Federation
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China

EXHIBIT B

Covered Countries From Which NVIDIA’s Necessary 3TG May Have Originated as of May 3, 2021

Burundi
Democratic Republic of the Congo
Rwanda
Tanzania
Uganda
Zambia

EXHIBIT C

Countries, Outside of the Covered Countries, From Which NVIDIA’s Necessary 3TG
May Have Originated as of May 3, 2021

Andorra
Argentina
Armenia
Australia
Austria
Azerbaijan
Belgium
Benin
Bolivia (Plurinational State of)
Botswana
Brazil
Brunei
Bulgaria
Burkina Faso
Cameroon
Canada
Chile
China
Colombia
Costa Rica
Cote d’Ivoire
Croatia
Cuba*
Cyprus
Czechia
Denmark
Dominican Republic
Ecuador
Egypt
El Salvador
Eritrea
Estonia
Ethiopia
Fiji
Finland
France
French Guyana
The Gambia
Georgia
Germany
Ghana
Greece
Guatemala
Guinea
Guyana
Honduras
Hong Kong
Hungary
Iceland
India
Indonesia
Iran*
Ireland

Israel
Italy
Ivory Coast
Japan
Jordan
Kazakhstan
Kenya
Republic of Korea
Kuwait
Kyrgyzstan
Laos
Latvia
Lebanon
Liberia
Liechtenstein
Lithuania
Luxembourg
Macau
Madagascar
Malaysia
Mali
Malta
Mauritania
Mauritius
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Netherlands
New Caledonia
New Zealand
Nicaragua
Niger
Nigeria
North Macedonia
Norway
Pakistan
Panama
Papua New Guinea
Paraguay
Peru
Philippines
Poland
Portugal
Puerto Rico
Romania
Russian Federation
San Marino
Saudi Arabia
Senegal
Serbia
Sierra Leone
Singapore
Slovakia
Slovenia
Solomon Islands
Somaliland

South Africa
South Sudan
Spain
Sudan*
Suriname
Swaziland
Sweden
Switzerland
Taiwan
Tajikistan
Thailand
Togo
Trinidad and Tobago
Tunisia
Turkey
Ukraine
United Arab Emirates
United Kingdom of Great Britain and Northern Ireland
United States of America
Uruguay
Uzbekistan
Venezuela*
Viet Nam
Zimbabwe

* Minerals from this country were substantially transformed before being incorporated into finished products. Such a substantial transformation of the minerals happened outside of the United States in a third country by a person other than a United States person.